Exhibit 10.1

FIRST AMENDMENT TO

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) to the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “Plan”) is effective as of this      day of February, 2012.

WHEREAS, First Defiance Financial Corp. (the “Company”) previously adopted the Plan; and

WHEREAS, pursuant to Section 13.1 of the Plan, the Company desires to amend the Plan as set forth in this Amendment;

NOW, THEREFORE, Section 1.23 the Plan is hereby deleted in its entirety and the following is substituted therefor:

1.23 “Performance Criteria” shall mean: (a) revenue; (b) income (including, but not limited to, net earnings, net income, before or after taxes, interest income, non-interest income and fee income); (c) earnings per share; (d) loan, deposit, new market or asset growth; (e) return measures (including return on assets and equity); (f) tangible equity; (g) economic profit added; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (including, but not limited to, non-performing assets, net charge-offs, classified assets, Texas Ratio, ALLL etc.; (r) capitalization (including, but not limited to, Tier 1 capital, CAMELS rating); (s) net income after cost of capital (NIACC); (t) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (u) such other measures as the Committee may select from time to time.

Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

FIRST DEFIANCE FINANCIAL CORP.

By:

Its: